EXHIBIT 99.2

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Conference call FY 2014

Good morning. I'm Dan O'Brien, CEO.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2014.

First let me review the changes that have occurred in the past year and then I will move on to the financials.

The NanoChem Division

This division makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses. It now represents approximately 95% of revenue and is the sales and profit driver of our company.

TPA is used in agriculture to increase crop yield. The chemical mechanism is the ability of TPA to maintain crystal embryos of fertilizer salts in their embryonic form in the soil for several months, which has the effect of keeping fertilizer easier for plants to absorb. Because the plant expends less energy getting its nutrients, it has more energy available to produce valuable crops. In North America alone, the wholesale market is over 2 billion a year and most crops are able to use TPA profitably. Crop prices currently available to growers are well above the breakeven point for using TPA.

TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries use TPA as part of environmental regulation. We are experiencing interest from forward thinking oil producing countries other than Scandinavia and have reasonable expectations of gaining new customers over the next several quarters. There is continuing research in the concept of TPA as part of tight oil and gas fracturing liquids. This use has progressed and we have seen increased sales over the last year. TPA is used as part of the fracking fluid and intended to prevent scale from destroying the permeability of the rock pores as well as its more known function of scale control in piping. Clogged pores reduce well production. TPA has added value compared to existing fluid components due to its biodegradability - it does not need to be removed when cleaning used fracking water and demonstrates driller sensitivity to environmental safety which can improve relationships with neighbors and regulators.

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SUN 27(TM): We have been selling this product for a year and are satisfied with the initial success. We expect it to be a significant revenue stream in 2016 and onward. SUN 27(TM) is a fertilizer additive that reduces the speed of nitrogen fertilizer degradation in soil. Most soils contain the protein urease, which is an enzyme that degrades nitrogen fertilizer. Up to half the nitrogen applied to a field can be lost to urease activity. This is a significant cost to the grower and has negative environmental side effects. The size of the potential market for urease inhibition is very large. Nitrogen, in various formats that can be protected by SUN 27(TM), is applied to millions of acres of crop land worldwide each year and nitrogen loss through urease enzyme activity destroys large amounts of expensive nitrogen fertilizer. SUN 27(TM) is equal to, or better than, competing products and pricing is set to be very competitive at both wholesale and retail levels. SUN 27(TM) has a lower freezing point than competing urease inhibitors resulting in reduced storage problems. SUN 27(TM) is manufactured in the US and sold by our NanoChem subsidiary: www.nanochems.com. SUN 27(TM) is available in multi-truckload volumes.

DCD 30(TM): As a result of our inventive work to develop SUN 27(TM), we became expert enough in nitrogen conservation chemistry to formulate a solution to the second major cause of nitrogen fertilizer loss; de-nitrification. This is also caused by bacterial activity in soil - warm wet soils are the most prone - resulting in oxygen being stripped from the fertilizer to leave nitrogen gas. The gas can't be used by the plants and escapes to the atmosphere. The gold standard for reducing de-nitrification is a DCD solution and we have developed an excellent version. We have obtained orders that were delivered in Q1 2015 and have reasonable expectation of more sales in Q2. At this time we are manufacturing for distribution under trade names owned by our distributors as well as our registered trademark: DCD 30(TM).

Watersavr(TM) may have had the breakthrough it has sought for years with the project in Wichita Falls, TX. We are continuing our efforts in the USA, Turkey, Morocco, Chile, parts of East-Asia and Australia.

The 2012 Lake Sahara project, the 2013/14 AWWA journal article that resulted from the Lake Sahara project and the hard work over the last decade at sites around the world led to the showcase program which completed this fall in Wichita Falls, Texas. There were no problems encountered during the deployment and we feel comfortable that we have the equipment and skills to protect much larger lakes from evaporative loss. The results of the showcase program were released by the Texas Water Development Board in January 2015, pointed to a high probability of 15% savings or greater and confirmed no change in water quality or effect on wildlife. Because the official results are so positive, we are hopeful that a larger contract for 2015 may be available. The data was received with extreme interest by water management groups throughout the US and internationally. We hope the Wichita Falls showcase will be the tipping point that results in mainstream use of Watersavr(TM).

We are pleased to hear from Lake Sahara, Las Vegas that for the third year in a row, they are sure they have saved money and water. Water quality is exactly as it was before the introduction of Watersavr(TM). In addition, the endangered fish species population of Lake Sahara is larger today than the first year of Watersavr(TM) use. Lake Sahara has confirmed that they will use our product again this season.


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Q1 AND REST OF 2015

Agriculture revenue in the first 3 months of 2015 has been stronger than 2014. All three product lines have had increases. We have noted a trend toward more "just in time" orders this year compared to 2014 which could be related to the lower crop prices. This might mean the strength in agriculture sales in Q1 continues into Q2.

Oil prices remain low as of the date of this speech. This may or may not influence our sales into the oil industry. Therefore, we will monitor the situation closely and remain optimistic that we can continue growing our oilfield sales in 2015.

Small WaterSavr(TM) sales have occurred already this year. The true evaporation season is just starting in April and May so we are intent on closing sales in Q2 for delivery in late spring and through the summer. The showcase pilot program at Wichita Falls, TX has proven yet again that WaterSavr(TM) is safe, effective and economic. We expect to increase sales substantially in 2015.

We believe we can continue the revenue increase shown in Q3 and Q4 2014 on into 2015. Expecting smooth quarterly growth from a small company with purchase order based sales would be unrealistic. Instead, we expect lumpy results with an average upward trend similar to second half 2014.

Highlights of the financial results:

o Sales for the full year increased 1% to $15.9 million compared with $15.8 million for 2013. First half sales were down but strong growth in second half compensated. The result was a gain of $403 thousand or $0.03 per share in the 2014 period, compared to a gain of $1.82 million or $0.14 per share, in 2013. The financials show a significantly higher accounting net income in 2013 versus 2014. This is mostly due to a deferred tax recovery of $2.4 million which was realized as an asset on the Balance Sheet in 2013. The deferred tax asset is the result of the commencement of the expensing of the Alberta factory against the Company's US income. Past and current factory construction and operating expenses not yet applied against FSI's US income will now be carried forward to reduce the NanoChem Division's revenue for income tax purposes. This process will take place over several years even though the GAAP method is to assign the deferred tax asset to a single year.

Sales in Q4 were 3.96 million up 15% compared to 3.4 million in the year earlier period.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing these items from the statement of operations.

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For full year 2014, operating cash flow nearly tripled to $1.54 million or 12 cents per share, compared to $533 thousand and 4 cents per share [revised] in 2013. We are pleased with this improvement and hope to increase again in 2015. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of yesterday, March 31st.

The text of this speech will be available on our website by Thursday April 2nd and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.













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